Exhibit 99.1

QWEST ANNOUNCES THIRD QUARTER 2007 RESULTS — CONTINUED

PROGRESS IN REVENUE, CASH FLOW AND MARGIN TRENDS

Unaudited (in millions, except per share amounts)

	Q3 2007	Q2 2007	Seq. Change	Q3 2006	Y-over-Y Change
Operating Revenue	$3,434	$3,463	(0.8)%	$3,487	(1.5)%
Net Income	$2,065	$246	nm	$194	nm
Earnings per Basic Share	$1.14	$0.13	nm	$0.10	nm
Earnings per Diluted Share	$1.08	$0.13	nm	$0.09	nm

•                  Year-To-Date Adjusted Free Cash Flow (a) of $1.2 Billion — On Track For Up To $400 Million Improvement This Year

•                  Remaining Opt-Out Shareholder Litigation Resolved

•                  $2.1 Billion Benefit Recognized on Value of Tax Assets

•                  J.D. Power and Associates Recognizes Qwest Broadband as “Highest in Customer Satisfaction with High Speed Internet Providers in the West”

•                  Sequential and Year-Over-Year Growth in Data, Internet and Video Services Revenue For All Channels

DENVER, Oct. 30, 2007 — Qwest Communications International Inc. (NYSE: Q) today reported third quarter 2007 results, significantly affected by certain legal and tax related matters. Moreover, positive revenue trends, margin expansion, significant net income and earnings per share growth continued. For the quarter, Qwest reported earnings of $2.1 billion, or $1.08 per diluted share, which includes the recognition of a $2.1 billion tax benefit and $353 million in charges for litigation.

“The quarter’s operating results were enhanced by significant milestones that solidified our opportunity for ongoing growth and value creation. The settlement of remaining opt-out shareholder litigation matters is a significant step in putting uncertainties behind us, and the accounting recognition of the value of tax assets indicates confidence in our future profitability,” said Edward A. Mueller, Qwest chairman and CEO. “Through exceptional customer service, profitable growth and capital and cost discipline, I am confident that Qwest is well-positioned to build on a foundation of ongoing value creation.”

(a) See attachment E for Non GAAP Reconciliation for EBITDA, EBITDA Margin, EBITDA as Adjusted, EBITDA Margin as Adjusted, Net Debt, Free Cash Flow and Adjusted Free Cash Flow

Financial Results

Operating revenue of $3.4 billion in the quarter reflected growth in the mass markets channel, stable business revenue with improving trends, and pressure largely coming from declines in the wholesale channel. Data, Internet and video services revenue of $1.3 billion grew to 37 percent of operating revenue and increased by 10 percent over year-ago levels. Data, Internet and video revenues were supported by sequential and year-over-year growth in the mass markets, business and wholesale sales channels. Highlighting this growth are continued strong trends in strategic products such as Broadband and video, as well as developing technology products such as metro Ethernet, integrated access, MPLS-based products and hosting.

Mass markets revenue grew by 1.5 percent year over year. By continuing to provide consumers and small businesses with excellent customer service and products tailored to their needs, Qwest has been able to grow mass market revenue and increase consumer ARPU through bundles of voice, broadband, video and wireless products, beyond the impact of access-line declines.

Business revenue increased modestly from the prior quarter and is down slightly from the year-ago quarter with strategic products currently representing more than 24 percent of business revenues, up from 20 percent a year ago. Revenue growth from MPLS-based products continues to outpace declines in older technologies such as ATM and Frame Relay. In the quarter, Qwest’s sales trends for recurring revenue streams and growth products such as iQ continued to highlight its opportunity for business growth.

Wholesale revenue declined 3.9 percent from the prior quarter. Long-distance and access revenue was impacted by consistent carrier volume declines from industry consolidation and the aggregate unfavorable impact of one-time customer events in both periods. Growth in more profitable reseller volume and data products was not able to offset declines in the period due in part to the longer provisioning times of these products.

Qwest’s operating expenses totaled $3.3 billion for the quarter, including charges of $353 million for litigation. After adjusting for these charges, third quarter operating expenses declined $185 million, or 6.0 percent year over year, and were down 0.9 percent from the previous quarter. Productivity initiatives continue to generate meaningful reductions in facility and employee-related costs.  These combined costs were down nearly 1 percent sequentially and more than 6 percent from the prior year.

Qwest’s adjusted EBITDA was stable at $1.151 billion in the third quarter compared to $1.149 billion in the second quarter and up from $1.134 billion in the year-ago third quarter.

“Steadily improving net income and adjusted free cash flow supported recognition of the value of our tax asset and are a testament to the financial discipline we have come to represent,” said John W. Richardson, Qwest executive vice president and CFO. “Our ongoing discipline and focus on revenue and cost initiatives should continue to turn positive trends into positive results.”

Net income for the quarter of $2.065 billion included a $2.149 billion income tax benefit and $353 million in charges for litigation matters previously noted.

Cash Flow, Capital Spending and Interest

Qwest adjusted free cash flow of $333 million in the quarter included planned semi-annual interest payments.  Year-to-date adjusted free cash flow of $1.162 billion is an improvement of $359 million year over year. The comparative increase in cash flow was driven by the improvement in operating results as well as the timing of capital expenditures and benefits from the balance sheet.

Year-to-date capital expenditures totaled $1.164 billion, compared to $1.226 billion last year when the capital investment was balanced throughout the year and new commercial and residential development was more robust. Capital expenditures have been impacted by the decline in housing starts during the year, but with capital redeployment in support of revenue growth projects and fiber to the node deployments, 2007 capital expenditures are still expected to approximate 2006 levels. The company’s board has authorized increased spending of up to $300 million going forward in support of faster broadband speeds connecting its network to customers’ homes. Over half of the wireline spend this year was directed toward increasing the speeds and capabilities of the network benefiting all sales channels. The company continues to focus on supporting the highest service levels along with disciplined investment in key growth areas.

Interest expense totaled $272 million for the quarter, compared to $291 million for the third quarter a year ago, reflecting lower debt levels and debt refinancing.

Qwest continues to be comfortable with its previously stated goals for adjusted free cash flow and capital expenditures for the year. Results to date have enabled us to refine our expectations for adjusted EBITDA which is expected be in the range of a $250 million improvement above last year’s level.

Balance Sheet Update

As of Sept. 30, 2007, total net debt (gross debt less cash and investments) was $13.3 billion, down $134 million compared to June 30, 2007, and down $465 million from a year ago. Qwest also paid down $250 million in higher coupon debt in October as it continues to opportunistically improve its credit profile.

The company maintained strong liquidity with cash and cash equivalents of $1.1 billion at the end of the quarter. The company executed 58 percent of the approved $2 billion share buyback plan through the end of the quarter and hit 62 percent by the date of this release.

Bundles

Customers again responded well to Qwest’s flexible bundle offerings, including award-winning broadband, digital TV services through Qwest ChoiceTV or DIRECTV, as well as digital voice and national wireless service.

Qwest’s Price for Life on broadband service, as well as the availability of discounts on a variety of bundle combinations helped to increase bundle penetration to 61 percent in the quarter, compared to 56 percent a year ago. Bundles reduce churn, as customers demonstrate their satisfaction with the value of Qwest services. Consumer ARPU has increased by $1 or more in each of the last 3 quarters, moving to $54.51 in the third quarter, up from $53.36 in the prior quarter and from $50.07 a year ago.

Qwest Broadband

Qwest Broadband subscribers grew by 111,000 in the third quarter supported by transition of dial-up users, new stand-alone broadband customers, and existing Qwest customers adding broadband to their bundle. By investing in increasing the speed of the connection to the home, Qwest is making it possible to provide customers with broadband speeds above 20 megabits per second supporting higher bandwidth applications. Mass markets data and Internet revenue increased 36 percent over the third quarter of 2006, and 5.2 percent over the second quarter of this year.

Since the introduction of Qwest Broadband with Windows Livetm, nearly 90 percent of new customers have chosen the service with a new “q.com” e-mail address and domain name.

DIRECTV® Alliance

Qwest added 62,000 net DIRECTV subscribers in the quarter. Qwest has 634,000 video subscribers through Qwest ChoiceTV and the DIRECTV partnership up from a total of 350,000 subscribers a year ago.

Enterprise

In September, the General Services Administration (GSA) notified Qwest it passed all operational support systems (OSS) testing and it could begin to receive orders for Networx Universal, the government’s 10-year, $20 billion program to provide communications services to federal agencies nationwide. Recently, the company announced its first task order under Networx Universal with the United States Railroad Retirement Board.

Qwest signed other significant new or expanded agreements with businesses and government organizations across the country including Airbiquity, BJ’s Wholesale, the Blind and Dyslexic Organization, IKEA, Independence Blue Cross, Loomis Armored, State of New York, State of Ohio, Waterworks and Yale University.

Due to increased interest in its hosting operations, Qwest opened a new world-class CyberCenter in the Denver area and secured Fox Interactive Media, Inc. as a significant anchor customer. Qwest CyberCenters offer a complete portfolio of collocation and managed hosting services along with direct connectivity to Qwest’s nationwide fiber optic network. With the opening of the new center, Qwest now operates 15 CyberCenters nationwide.

During the quarter, Qwest introduced its Smart Connect bundle for mid-sized customers and larger customers with multiple branch offices. Smart Connect combines local, long distance and Internet offerings into an integrated and managed communications platform complete with equipment, firewall, maintenance and Qwest’s technical expertise. Smart Connect customers also receive the benefits of the same Hosted VoIP network used by Qwest’s larger enterprise customers.

Customer Service

Across all lines of business, Qwest received recognition for its customer service initiatives. In the J.D. Power and Associates 2007 Internet Service Provider Residential Customer Satisfaction Study, Qwest ranked highest in customer satisfaction among high-speed Internet Service Providers (ISPs) in the West region.

In August, Compass Intelligence, a leading high-tech and telecommunications market research firm published a profile on Qwest’s federal, state and local sales organization and concluded, “Qwest has proven itself to be a top performer of global telecom services, even against its larger competitors.”

Earlier this month, Qwest’s wholesale business received multiple best-in-class honors from Atlantic-ACM, a research consultancy serving the telecommunications and information industry. In Atlantic-ACM’s 2007 Metro Carrier Report Card, Qwest was rated first for customer service and sales representatives among all wholesale carriers. Qwest also received three Metro Carrier Excellence Awards for its dedicated Internet access (DIA) product.

About Qwest

Qwest offers a unique and powerful combination of managed voice and data solutions for businesses, government agencies and consumers — nationwide and globally. Customers coast to coast are turning to Qwest’s industry-leading national fiber optic network and its Spirit of Service for quality products and superior customer experience. Qwest is a participant in Networx, the largest communications services contract in the world, to provide leading-edge voice, data and video services.  For more information on Qwest, and its various operating subsidiaries, please go to www.qwest.com. For information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com

# # #

Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are or were the subject of governmental investigations; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Nick Sweers	Rahn Porter
	303-992-2085	800-567-7296
	Nicholas.Sweers@qwest.com	IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$3,434	$3,487	(1.5)%	$10,343	$10,435	(0.9)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	1,313	1,382	(5.0)%	3,940	4,194	(6.1)%
Selling, general and administrative	1,323	1,014	30.5%	3,325	2,996	11.0%
Depreciation and amortization	619	691	(10.4)%	1,846	2,075	(11.0)%
Total operating expenses	3,255	3,087	5.4%	9,111	9,265	(1.7)%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	272	291	(6.5)%	828	885	(6.4)%
Other—net	(9)	(42)	(78.6)%	—	(87)	nm
Total other expense (income)—net	263	249	5.6%	828	798	3.8%

(Loss) income before income taxes	(84)	151	nm	404	372	8.6%
Income tax benefit	2,149	43	nm	2,147	27	nm
Net income	$2,065	$194	nm	$2,551	$399	nm

Earnings per share:
Basic	$1.14	$0.10	nm	$1.39	$0.21	nm
Diluted	$1.08	$0.09	nm	$1.31	$0.20	nm

Weighted average shares outstanding:
Basic	1,818,683	1,901,372	(4.3)%	1,841,474	1,886,127	(2.4% )
Diluted	1,916,478	2,004,502	(4.4)%	1,942,152	1,962,558	(1.0% )

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2007	December 31, 2006

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,119	$1,241
Short-term investments	—	248
Other	2,650	2,165
Total current assets	3,769	3,654
Property, plant and equipment—net and other	18,942	17,585
Total assets	$22,711	$21,239

LIABILITIES AND STOCKHOLDERS' EQUITY OR DEFICIT

Current liabilities:
Current portion of long-term borrowings	$1,727	$1,686
Accounts payable and other	3,528	3,474
Total current liabilities	5,255	5,160
Long-term borrowings—net	12,779	13,206
Other	4,386	4,318
Total liabilities	22,420	22,684
Stockholders' equity (deficit)	291	(1,445)
Total liabilities and stockholders' equity or deficit	$22,711	$21,239

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,

	2007	2006
	(Dollars in millions)
Cash provided by operating activities	$2,126	$1,929
Cash used for investing activities	(1,023)	(1,381)
Cash used for financing activities	(1,225)	(432)
(Decrease) increase in cash and cash equivalents	$(122)	$116

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of September 30,
	2007	2006	% Change
	(Dollars in millions)
Operating revenue (1):
Wireline services revenue:
Voice services:
Local voice services:
Mass markets	$931	$992	(6.1)%
Business	282	305	(7.5)%
Wholesale	149	169	(11.8)%
Total local voice services	1,362	1,466	(7.1)%
Long-distance services:
Mass markets	162	162	—%
Business	132	138	(4.3)%
Wholesale	220	272	(19.1)%
Total long-distance services	514	572	(10.1)%

Access services	127	139	(8.6)%
Total voice services	2,003	2,177	(8.0)%

Data, Internet and video services:
Mass markets	306	225	36.0%
Business	602	581	3.6%
Wholesale	371	360	3.1%
Total data Internet and video services	1,279	1,166	9.7%

Total wireline services revenue	3,282	3,343	(1.8)%
Wireless services revenue	144	135	6.7%
Other services revenue	8	9	(11.1)%
Total operating revenue	$3,434	$3,487	(1.5)%

Other data:
Capital expenditures (2):	$420	$394	6.6%
Total employees	37,026	39,163	(5.5)%
Consumer ARPU (in dollars) (3):	$55	$50	10.0%
Broadband Services:
Subscribers (in thousands):	2,516	1,973	27.5%
Qualified households/businesses (in millions)	7	7	—%

Wireless (4):
Total wireless services revenue	144	135	6.7%
End of period subscribers (in thousands)	819	781	4.9%
ARPU (in dollars)	49	49	—%

Access lines (in thousands) (1)(5):
Business access lines:
Retail lines	2,803	2,900	(3.3)%
Resold lines	1,338	1,564	(14.5)%
Total business access lines	4,141	4,464	(7.2)%
Mass markets access lines:
Consumer primary lines	6,860	7,454	(8.0)%
Consumer additional lines	686	803	(14.6)%
Small business lines	1,345	1,316	2.2%
Total mass markets access lines	8,891	9,573	(7.1)%
Total access lines	13,032	14,037	(7.2)%
In-region long distance lines (in thousands)	4,871	4,900	(0.6)%
Minutes of use from carriers and CLECs (in millions):	10,635	11,796	(9.8)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended and as of September 30,
	2007	2006	% Change
Mass markets retail connections (in thousands):
Mass markets access lines (1)	8,891	9,573	(7.1)%
Broadband subscribers (7)	2,516	1,973	27.5%
Video subscribers (6)(7)	634	350	81.1%
Wireless subscribers	819	781	4.9%
Total mass markets retail connections	12,860	12,677	1.4%

(1) Certain prior period revenue and access line amounts have been reclassified to conform to the current period presentation.

(2) Capital expenditures exclude assets acquired through capital leases.

(3) Consumer ARPU (Average Revenue Per Unit) is measured as consumer wireline revenue in the period divided by the average number of primary access lines for the period. We believe this metric can be a useful measure of the revenue performance of our consumer business within our mass markets channel on a per-customer basis. We use ARPU internally to assess the revenue performance of our consumer business within our mass markets channel and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, and should not be considered as a substitute for our wireline services segment revenue or any other measure determined in accordance with GAAP.

(4) Wireless ARPU (Average Revenue Per Unit) is measured as the recurring portion of our wireless services revenue stream attributed to subscribing customers (plus certain activation fees) divided by the average number of subscribers for the period. We believe this metric can be a useful measure of the revenue performance of our wireless business on a per-customer basis. We use ARPU internally to assess the revenue performance of our wireless business and the impact on this business of periodic customer initiatives and product roll-outs. ARPU is not a measure determined in accordance with GAAP and should not be considered as a substitute for our wireless services segment revenue or any other measure determined in accordance with GAAP. Wireless ARPU includes surcharges for the recovery of costs associated with providing number portability and wireless 911 services.

	Three Months Ended September 30,
	2007	2006	% Change
	(Dollars in millions)
ARPU is calculated as follows:
Total quarterly wireless services revenue	$144	$135	6.7%
Less: quarterly non-recurring revenue	(24)	(20)	20.0%
Quarterly recurring revenue	$120	$115	4.3%

Average monthly recurring revenue	$40	$38	5.3%
Divided by quarterly average wireless subscribers (in thousands)	817	775	5.4%
Wireless services ARPU (in dollars)	$49	$49	—%

(5) Access lines were reclassified during 2007 to conform to our revenue channel presentation. Resold lines include UNE lines and public pay phone lines.

(6) Video subscribers have been adjusted by approximately 23,000 subscribers as of September 30, 2006 to conform to our current presentation of video subscribers.

(7)  Broadband and video subscribers include certain business customers.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006
	(Dollars in millions)
Segment income:
Operating revenue	$3,434	$3,487	$10,343	$10,435
Cost of sales (exclusive of depreciation and amortization)	(1,313)	(1,382)	(3,940)	(4,194)
Selling, general and administrative	(1,323)	(1,014)	(3,325)	(2,996)
Segment income	$798	$1,091	$3,078	$3,245

EBITDA—as adjusted (1):	$1,151	$1,134	$3,471	$3,310
Less: Legal reserve	(353)	—	(393)	—
Less: Realignment, severance and related costs	—	(43)	—	(65)

EBITDA (1):	798	1,091	3,078	3,245
Depreciation and amortization	(619)	(691)	(1,846)	(2,075)
Total other expense (income)—net	(263)	(249)	(828)	(798)
Income tax benefit	2,149	43	2,147	27
Net income	$2,065	$194	$2,551	$399

EBITDA margin—as adjusted (1):
EBITDA—as adjusted	$1,151	$1,134	$3,471	$3,310
Divided by total operating revenue	$3,434	$3,487	$10,343	$10,435
EBITDA margin—as adjusted	33.5%	32.5%	33.6%	31.7%

EBITDA margin (1):
EBITDA	$798	$1,091	$3,078	$3,245
Divided by total operating revenue	$3,434	$3,487	$10,343	$10,435
EBITDA margin	23.2%	31.3%	29.8%	31.1%

Free cash flow from operations (2):
Cash provided by operating activities	$753	$752	$2,126	$1,929
Less: expenditures for property, plant and equipment and capitalized software	(420)	(394)	(1,164)	(1,226)
Free cash flow from operations	333	358	962	703
Add: certain one-time settlement payments	—	—	200	100
Adjusted free cash flow from operations	$333	$358	$1,162	$803

	September 30,
	2007	2006
	(Dollars in millions)
Net debt (3):
Current portion of long-term borrowings	$1,727	$1,685
Long-term borrowings—net	12,779	13,228
Total borrowings—net	14,506	14,913
Less: cash and cash equivalents	(1,119)	(962)
Less: short-term investments	—	(218)
Less: long-term investments	(119)	—
Net debt	$13,268	$13,733

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(1) EBITDA, EBITDA margin, EBITDA—as adjusted and EBITDA margin—as adjusted are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

EBITDA for the three and nine months ended September 30, 2007 included $353 million and $393 million, respectively, in legal reserve. EBITDA for the three and nine months ended September 30, 2006 included $43 million and $65 million, respectively, in realignment, severance and related costs.

(2) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures and interest expense. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities, voluntary debt repayment and to strengthen our balance sheet.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “operating income” or “net cash provided by operating activities” or any other measure determined in accordance with GAAP.  Due to the forward-looking nature of expected free cash flow amounts for 2007, information to reconcile this non-GAAP financial measure is not available at this time.

(3) Net Debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short and long-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.